Exhibit 26(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 13 to Registration Statement No. 333-26505 of the portfolios of United Investors Universal Life Variable Account on Form N-6 of our report dated April 26, 2008 relating to the financial statements of United Investors Life Insurance Company, and our report dated April 26, 2008, relating to the financial statements and financial highlights of United Investors Universal Life Variable Account, both contained in the Statement of Additional Information to Part B of Post-Effective Amendment No. 13, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Dallas, Texas

April 26, 2008